Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Christopher D. Morris
February 16, 2009		Executive Vice President
Chief Financial Officer
(972) 258-4525

CEC ENTERTAINMENT REPORTS RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR-END 2008;

REVISES PREVIOUSLY SCHEDULED DATE FOR

INVESTOR CONFERENCE CALL

IRVING, TEXAS - CEC Entertainment, Inc. (NYSE: CEC) today reported net earnings of $2.4 million for the fourth quarter ended December 28, 2008, as compared to a net loss of $0.6 million in the fourth quarter of 2007. Diluted earnings per share were $0.11 for the fourth quarter of 2008, as compared to $(0.02) in the fourth quarter of 2007. Total quarterly revenues of $175.0 million for the fourth quarter of 2008 were down slightly from revenues of $175.1 million for the fourth quarter of 2007, due primarily to a 1.5% decline in comparable store sales.

Company store operating costs for the fourth quarter of 2008 increased $5.0 million as compared to the prior year, primarily due to adjustments to our self-insured reserves, increased merchandise costs and a favorable $1.5 million adjustment recorded in the fourth quarter of 2007 with respect to business interruption insurance. The fourth quarter of 2008 benefited from a $1.7 million reduction in the Company’s contingency reserve for ongoing legal matters and an $8.2 million decrease in asset impairment charges as compared to the fourth quarter of 2007.

Net earnings for the full fiscal year 2008 were $56.5 million, as compared to $55.9 million for fiscal year 2007. Diluted earnings per share were $2.37 for fiscal year 2008, as compared to $1.76 for fiscal year 2007, representing growth of approximately 35%. Fiscal year 2008 diluted earnings per share growth benefited from the Company’s cumulative share repurchase of $408.9 million during the 2007 and 2008 fiscal years. Total revenues for the full fiscal year 2008 increased 3.7% to $814.5 million, as compared to total revenues of $785.3 million for fiscal year 2007, primarily due to a 2.3% increase in comparable store sales.

Michael Magusiak, President and Chief Executive Officer, stated that, “Despite the challenges we encountered throughout 2008, we are pleased with the strong financial results for the 2008 fiscal year. We believe that our comparable store sales increase of 2.3% for fiscal year 2008 is attributable to our sales initiatives implemented during 2008, including our capital plan with respect to existing stores, the development of an enhanced marketing plan, and focused sales efforts regarding birthday parties and school fundraising events. We remain confident in our sales strategies and our ability to execute our 2009 strategic plan. The marketplace in which we operate has weakened in the latter part of 2008 and has continued in 2009. Clearly, the economy is impacting comparable store sales which are down 1.4% through the first seven weeks of 2009. Sales in California and Florida are very soft; however, we are experiencing strong sales results in a number of other markets. From my perspective, given the economic environment, our sales are holding up reasonably well, and I believe this is a direct result of our sales building initiatives.”

The Company revised its previously announced date for the release of financial results for the fourth quarter and fiscal year-end 2008. This decision was made because of the discovery over the weekend of an inadvertent disclosure of certain preliminary fiscal year 2008 financial information through a communication sent to an outside charitable organization. Due to this unusual circumstance, the Company decided to announce its financial results earlier than previously scheduled.

Business Outlook:

The outlook for the consumer economic environment is markedly negative. The Company believes that the weakening of the economy has led to and will continue to lead to a restraint in consumer discretionary spending. While the Company remains confident in its sales strategies, it believes that forecasting earnings and comparable store sales in this environment is challenging. The Company is currently forecasting 2009 diluted earnings per share in a range of $2.53 to $2.65, reflecting a 7% to 12% growth rate from 2008. Incorporated into the fiscal year 2009 guidance are the following assumptions:

•	comparable store sales decrease of 1% to 2%;

•	fiscal year 2009 is a 53 week year; the Company expects the addition of the extra week will benefit diluted earnings per share by approximately $0.10;

•	average price per pound of block cheese will be in a range of $1.40 to $1.45;

•	five new Company stores, including one relocation, and two new franchises will open during fiscal year 2009;

•	effective tax rate will approximate 38.5%;

•	total capital expenditures will range from $70.0 million to $75.0 million; and

•

free cash flow will be used to reduce borrowings outstanding on the credit facility; however, the economic environment and the Company’s financial performance will impact the Company’s decision with respect to free cash flow as it may be used to build cash reserves and/or to conduct opportunistic repurchases of its common stock.

Revised Schedule for Fourth Quarter and Fiscal Year-End 2008 Conference Call:

The Company will host a conference call on Tuesday, February 17, 2009, at 7:30 a.m. Central Time to discuss its fourth quarter and fiscal year-end 2008 financial results. A live webcast of the call (listen only) can be accessed through the Company’s website, www.chuckecheese.com. Shortly after its conclusion, a replay of the call will be available for a minimum of ninety days on the website.

About CEC Entertainment, Inc.:

Celebrating over 30 years of success as a place Where a Kid can be a Kid®, CEC Entertainment, Inc. is a nationally recognized leader in family dining and entertainment. Chuck E. Cheese’s stores feature musical and comic entertainment by robotic and animated characters, arcade-style and skill oriented games, video games, rides and other activities intended to appeal to families with children between the ages of two and 12 and offers a variety of pizzas, sandwiches, appetizers, a salad bar and desserts. The Company and its franchisees operate a system of 542 Chuck E. Cheese’s stores located in 48 states and six foreign countries or territories. Currently, 495 locations in the United States and Canada are owned and operated by the Company. For more information, see the Company’s website at www.chuckecheese.com.

Forward-Looking Statements:

Certain statements in this report, other than historical information, may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Statements that are not historical in nature, and which may be identified by the use of words such as “may,” “should,” “could,” “believe,” “predict,” “potential,” “continue,” “plan,” “intend,” “expect,” “anticipate,” “future,” “project,” “estimate” and similar expressions (or the negative of such expressions) are forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Factors that could cause actual results to differ materially from those contemplated by forward-looking statements include, but are not limited to:

•	Changes in consumer discretionary spending and general economic conditions;

•	Disruptions in the financial markets affecting the availability and cost of credit and our ability to maintain adequate insurance coverage;

•	Our ability to successfully implement our business development strategies;

•	Costs incurred in connection with our business development strategies;

•	Competition in both the restaurant and entertainment industries;

•	Fluctuations in our quarterly results of operations due to seasonality;

•	Loss of the service of certain key personnel;

•	Increases in food, labor and other operating costs;

•	Changes in consumers’ health, nutrition and dietary preferences;

•	Negative publicity concerning food quality, health, safety and other issues;

•	Disruption of our commodity distribution system;

•	Our dependence on a few global providers for the procurement of games and rides;

•	Adverse affects of local conditions, events and natural disasters;

•	Conditions in foreign markets;

•	Risks in connection with owning and leasing real estate;

•	Our inability to adequately protect our trademarks or other proprietary rights;

•	Government regulations, litigation, product liability claims and product recalls;

•	Disruptions of our information technology systems;

•	Changes in financial accounting standards or our interpretations of existing standards; and

•	Failure to establish, maintain and apply adequate internal control over financial reporting.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligation to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

- financial tables follow -

CEC ENTERTAINMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended		Year To Date Ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007
		(Unaudited)	(Unaudited)
REVENUE:
Company store sales	$174,242	$174,096	$810,693	$781,665
Franchise fees and royalties	719	1,021	3,816	3,657

Total revenues	174,961	175,117	814,509	785,322

OPERATING COSTS AND EXPENSES:
Company store operating costs:
Cost of food, beverage, entertainment and merchandise (exclusive of labor expenses, depreciation and amortization shown separately below)	28,962	29,450	131,416	126,413
Labor expenses	51,808	50,846	223,331	214,147
Depreciation and amortization	19,462	18,758	74,805	70,701
Rent expense	16,365	15,915	65,959	63,734
Other operating expenses	28,637	25,222	119,990	113,789

Total Company store operating costs	145,234	140,191	615,501	588,784
Advertising expense	8,055	7,067	34,736	30,651
General and administrative expenses	12,632	13,984	55,970	51,705
Asset impairments	145	8,360	282	9,638

Total operating costs and expenses	166,066	169,602	706,489	680,778

Operating income	8,895	5,515	108,020	104,544
Interest expense, net	4,441	4,432	17,389	13,170

Income before income taxes	4,454	1,083	90,631	91,374
Income taxes	2,080	1,647	34,137	35,453

Net income (loss)	$2,374	$(564)	$56,494	$55,921

Earnings per share:
Basic	$0.11	$(0.02)	$2.43	$1.81
Diluted	$0.11	$(0.02)	$2.37	$1.76

Weighted average shares outstanding:
Basic	22,110	28,236	23,270	30,922
Diluted	22,348	28,236	23,793	31,694

CEC ENTERTAINMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 28, 2008	December 30, 2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$17,769	$18,373
Other current assets	60,988	48,646

Total current assets	78,757	67,019
Property and equipment, net	666,443	668,390
Other assets	2,240	2,484

Total assets	$747,440	$737,893

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$806	$756
Other current liabilities	85,694	78,149

Total current liabilities	86,500	78,905
Long-term debt, less current portion	413,252	329,119
Other liabilities	119,102	111,876

Total liabilities	618,854	519,900

Stockholders’ equity	128,586	217,993

Total liabilities and stockholders’ equity	$747,440	$737,893

CEC ENTERTAINMENT, INC.

STORE COUNT INFORMATION

	Quarter Ended		Year to Date Ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007

Number of Company-owned stores:
Beginning of period	493	488	490	484
New	2	2	5	10
Acquired from franchisees	—	1	2	1
Closed	—	(1)	(2)	(5)

End of period	495	490	495	490

Number of franchise stores:
Beginning of period	46	44	44	45
New	—	1	4	1
Acquired by the Company	—	(1)	(2)	(1)
Closed	—	—	—	(1)

End of period	46	44	46	44

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